Exhibit 99.1

Press Contact:	Investor Relations Contact:
Robyn Jenkins-Blum	Blair Christie
Cisco Systems, Inc.	Cisco Systems, Inc.
(408) 853-9848	(408) 525-4856
rojenkin@cisco.com	blchrist@cisco.com

CISCO SYSTEMS REPORTS SECOND QUARTER EARNINGS

•	Q2 Net Sales: $6.1 billion (12.3% increase year over year; 1.5% increase quarter over quarter)

•	Q2 Net Income: $1.4 billion GAAP; $1.5 billion pro forma

•	Q2 Earnings Per Share: $0.21 GAAP; $0.22 pro forma

SAN JOSE, Calif. — February 8, 2005 — Cisco Systems, Inc., the worldwide leader in networking for the Internet, today reported its second quarter results for the period ended January 29, 2005.

Net sales for the second quarter of fiscal 2005 were $6.1 billion, compared with $5.4 billion for the second quarter of fiscal 2004, an increase of 12.3 percent, and compared with $6.0 billion for the first quarter of fiscal 2005, an increase of 1.5 percent.

Net income for the second quarter of fiscal 2005, on a generally accepted accounting principles (GAAP) basis, was $1.4 billion or $0.21 per share, compared with $724 million or $0.10 per share for the second quarter of fiscal 2004, and compared with $1.4 billion or $0.21 per share for the first quarter of fiscal 2005. Net income on a GAAP basis for the second quarter of fiscal 2004 included a non-cash cumulative stock compensation charge of $567 million, or $0.08 per share relating to the implementation of Financial Accounting Standards Board Interpretation No. 46(R). Pro forma net income for the second quarter of fiscal 2005 was $1.5 billion or $0.22 per share, compared with $1.3 billion or $0.18 per share for the second quarter of fiscal 2004, and compared with $1.5 billion or $0.21 per share for the first quarter of fiscal 2005. A reconciliation between net income on a GAAP basis and pro forma net income is provided in a table immediately following the Pro Forma Consolidated Statements of Operations.

Net sales for the first six months of fiscal 2005 were $12.0 billion, compared with $10.5 billion for the first six months of fiscal 2004, an increase of 14.6 percent.

Net income for the first six months of fiscal 2005, on a GAAP basis, was $2.8 billion or $0.42 per share, compared with $1.8 billion or $0.25 per share for the first six months of fiscal 2004. Pro forma net income for the first six months of fiscal 2005 was $2.9 billion or $0.44 per share, compared with $2.5 billion or $0.35 per share for the first six months of fiscal 2004.

During the second quarter of fiscal 2005, Cisco completed the acquisitions of BCN Systems, Inc., Jahi Networks Inc., NetSolve, Incorporated and Perfigo, Inc.

“This quarter’s solid results, highlighted by record net income and continued order growth across our routing, switching, and advanced technologies, indicate continued product leadership and solid market momentum,” said John Chambers, president and CEO, Cisco Systems. “Our strategy uniquely differentiates Cisco from the rest of the industry by providing an integrated technology and business architecture perspective.”

Chambers added, “Not only are we creating what we expect will be a number of new billion dollar revenue streams for Cisco, but our value proposition to customers continues to expand as these advanced technologies integrate into the core network fabric.”

Cisco will discuss second quarter 2005 results and business outlook on a conference call and Webcast at 1:30 p.m. Pacific Time today. Call information and related charts are available at http://investor.cisco.com.

Financial Highlights

•	Cash flows from operations were $1.8 billion for the second quarter of fiscal 2005, compared with $1.6 billion for the second quarter of fiscal 2004, and compared with $1.5 billion for the first quarter of fiscal 2005.

•	Cash and cash equivalents and total investments were $16.5 billion at the end of the second quarter of fiscal 2005, compared with $19.3 billion at the end of the fourth quarter of fiscal 2004, and compared with $17.7 billion at the end of the first quarter of fiscal 2005.

•	During the second quarter of fiscal 2005, Cisco repurchased 140 million shares of common stock at an average price of $19.30 per share for an aggregate purchase price of $2.7 billion. As of January 29, 2005, Cisco had repurchased and retired 1.3 billion shares of Cisco common stock at an average price of $18.07 per share for an aggregate purchase price of approximately $22.6 billion since the inception of the stock repurchase program.

•	Days sales outstanding (DSO) in accounts receivable at the end of the second quarter of fiscal 2005 were 34 days, compared with 28 days at the end of the fourth quarter of fiscal 2004, and compared with 27 days at the end of the first quarter of fiscal 2005.

•	Inventory turns were 6.5 in the second quarter of fiscal 2005, compared with 6.4 in the fourth quarter of fiscal 2004, and compared with 6.5 in the first quarter of fiscal 2005.

“Our focus and execution on several long-term financial priorities are producing tangible results marked by the eleventh consecutive quarter of Cisco’s pro forma net income exceeding $1 billion,” said Dennis Powell, chief financial officer, Cisco Systems. “We also achieved pro forma profit of 24.4 percent of revenue while increasing investments in strategic areas of the business to drive future growth.”

Business Highlights

•	Cisco announced that SOFTBANK BB Corp. (providers of “Yahoo! BB”), the National Institute of Informatics’ SuperSINET research network in Japan, and the Pittsburgh Supercomputing Center have chosen the Cisco CRS-1 Carrier Router System as a key component for building out their IP network infrastructures.

•	Cisco announced it has been selected by China Telecom as the primary equipment provider for the business network portion of the China Telecom Internet Protocol (IP) Next-Generation Network (also known as ChinaNet Next Carrying Network or CN2).

•	Cisco and Fujitsu Limited announced a memorandum of understanding indicating their intent to enter into a strategic alliance focusing on development of high-end routers, future cooperation in routing and switching, and collaboration on continuous quality improvement, enhanced support and service.

•	Cisco introduced more than 20 new Cisco Catalyst® switch offerings to enable customers to widely deploy higher levels of availability, integrated security and networkwide 10GbE and 10/100/1000 PoE.

•	Cisco announced the sale of its 4 millionth Cisco Internet Protocol (IP) telephone.

•	Cisco announced that Staples is providing wireless network connections, based on Cisco technology, in all 1,200 of its U.S.-based office supply retail stores. Cisco also announced that Best Buy has successfully deployed wireless networks across its corporate campus and in more than 640 of its retail stores nationwide.

•	Cisco and EMC Corporation announced plans to provide customers with an end-to-end storage consolidation solution for remote-office data by combining the recently announced Cisco wide area file services (WAFS) technology and EMC network attached storage (NAS).

•	Cisco announced that 15 partners are now delivering or scheduled to deliver solutions in the first calendar quarter of 2005 that have met test criteria for interoperability with the Network Admission Control (NAC) program.

•	Linksys, a division of Cisco Systems, Inc. and Vonage Holdings Corporation announced the availability of the Wireless-G Broadband Router with two phone ports bundled with Vonage’s VoIP service. Linksys and Intel Corporation announced the Linksys Wireless-G Media Link, the next product in a line of wireless entertainment devices from Linksys that allows consumers to enjoy digital video, music and photos on their home televisions and stereos.

•	Cisco announced that neuf telecom has extended its network to 3,000 French cities and is delivering television over DSL based on Cisco technology.

•	Cisco announced its intent to open a research and development center in Tokyo, Japan. The facility is expected to open in February 2005 and will represent an initial $12 million investment over the next five years.

•	Cisco announced definitive agreements to acquire privately held Protego Networks, Inc. and Airespace, Inc.

Editor’s Note:

•	Q2 FY’05 conference call to discuss Cisco’s results along with its outlook for Q3 FY’05 to be held at 1:30 p.m. Pacific Time on Tuesday, February 8, 2005. Conference call number is 888-790-3156 (United States); 630-395-0021 (international).

•	Conference call replay will be available from 4:30 p.m. Pacific Time on February 8, 2005 to 4:30 p.m. Pacific Time on February 15, 2005 at 866-463-2193 (United States); 203-369-1378 (international). The replay is also available from February 8, 2005 through April 22, 2005 on the Cisco Investor Relations Website at http://www.cisco.com/go/investors.

•	Additional information regarding Cisco’s financials and corresponding Webcast with visuals designed to guide participants through the call will also be available at 1:30 p.m. Pacific Time. Prepared remarks will be available approximately 24 hours after completion of the call. The Webcast will include both the prepared remarks and the question-and-answer session. This information, along with GAAP reconciliation information, will be available on the Cisco Investor Relations Website at www.cisco.com/go/investors.

•	Additional information regarding Cisco’s Q2 FY’05 results, including executive Q&A, will be available at http://newsroom.cisco.com.

About Cisco Systems

Cisco Systems, Inc. (NASDAQ: CSCO), the worldwide leader in networking for the Internet, celebrates 20 years of commitment to technology innovation, industry leadership, and corporate social responsibility. Information about Cisco can be found at http://www.cisco.com. For ongoing news, go to http://newsroom.cisco.com.

# # #

This release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding future events (including the potential growth of advanced technologies) and the future financial performance of Cisco that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, including: business and economic conditions and growth trends in the networking industry and in various geographic regions; global economic conditions and uncertainties in the geopolitical environment; overall information technology spending; the growth of the Internet and levels of capital spending on Internet-based systems; variations in customer demand for products and services, including sales to the service provider market; the timing of orders and manufacturing lead times; changes in customer order patterns or customer mix; insufficient, excess or obsolete inventory; variability of component costs; variations in sales channels, product costs or mix of products sold; our ability to successfully acquire businesses and technologies and to successfully integrate and operate these acquired businesses and technologies; increased competition in the networking industry; dependence on the introduction and market acceptance of new product offerings and standards; rapid technological and market change; manufacturing and sourcing risks; product defects and returns; litigation involving patents, intellectual property, antitrust, shareholder and other matters; our ability to recruit and retain key personnel; our ability to manage financial risk; currency fluctuations and other international factors; potential volatility in operating results and other factors listed in Cisco’s most recent reports on Form 10-K, 10-Q and 8-K. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in Cisco’s most recent reports on Form 10-K and Form 10-Q, each as it may be amended from time to time. Cisco’s results of operations for the three and six months ended January 29, 2005 are not necessarily indicative of Cisco’s operating results for any future periods. Any projections in this release are based on limited information currently available to Cisco, which is subject to change. Although such projections and the factors influencing them will likely change, Cisco will not necessarily update the information, since Cisco will only provide guidance at certain points during the year. Such information speaks only as of the date of this release.

Cisco provides pro forma net income and pro forma net income per share data as additional information to help investors better understand its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from pro forma measures used by other companies. Cisco believes that this presentation of pro forma net income and pro forma net income per share provides useful information to management and investors regarding certain additional financial and business trends relating to its financial condition and results of operations. Cisco believes when GAAP net income and GAAP net income per share are viewed in conjunction with pro forma net income and pro forma net income per share, investors are provided with a more meaningful understanding of Cisco’s ongoing operating performance. In addition, Cisco’s management uses these measures for reviewing the financial results of Cisco.

Copyright© 2005 Cisco Systems, Inc. All rights reserved. Cisco, Cisco Systems, the Cisco Systems logo, Catalyst and Linksys are registered trademarks or trademarks of Cisco Systems, Inc. and/or its affiliates in the U.S. and certain other countries. All other trademarks mentioned in this document or Website are the property of their respective owners. The use of the word partner does not imply a partnership relationship between Cisco and any other company.

Cisco Systems, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per-share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	January 29, 2005	January 24, 2004	January 29, 2005	January 24, 2004
NET SALES:
Product	$5,106	$4,550	$10,139	$8,813
Service	956	848	1,894	1,686

Total net sales	6,062	5,398	12,033	10,499

COST OF SALES:
Product	1,669	1,425	3,315	2,741
Service	340	275	650	554

Total cost of sales	2,009	1,700	3,965	3,295

GROSS MARGIN	4,053	3,698	8,068	7,204

OPERATING EXPENSES:
Research and development	785	759	1,572	1,494
Sales and marketing	1,132	1,093	2,234	2,164
General and administrative	222	195	447	390
Payroll tax on stock option exercises	3	7	4	9
Amortization of deferred stock-based compensation	39	36	79	87
Amortization of purchased intangible assets	57	60	117	122
In-process research and development	2	1	14	1

Total operating expenses	2,240	2,151	4,467	4,267

OPERATING INCOME	1,813	1,547	3,601	2,937

Interest income	127	124	257	261
Other income, net	17	136	57	137

Interest and other income, net	144	260	314	398

INCOME BEFORE PROVISION FOR INCOME TAXES AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	1,957	1,807	3,915	3,335
Provision for income taxes	557	516	1,119	958

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	1,400	1,291	2,796	2,377

Cumulative effect of accounting change, net of tax	—	(567)	—	(567)

NET INCOME	$1,400	$724	$2,796	$1,810

Income per share before cumulative effect of accounting change:
Basic	$0.21	$0.19	$0.43	$0.34

Diluted	$0.21	$0.18	$0.42	$0.33

Net income per share:
Basic	$0.21	$0.11	$0.43	$0.26

Diluted	$0.21	$0.10	$0.42	$0.25

Shares used in per-share calculation:
Basic	6,521	6,874	6,577	6,904

Diluted	6,652	7,110	6,713	7,110

Cisco Systems, Inc.

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per-share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	January 29, 2005	January 24, 2004	January 29, 2005	January 24, 2004
NET SALES:
Product	$5,106	$4,550	$10,139	$8,813
Service	956	848	1,894	1,686

Total net sales	6,062	5,398	12,033	10,499

COST OF SALES:
Product	1,669	1,425	3,315	2,741
Service	340	275	650	554

Total cost of sales	2,009	1,700	3,965	3,295

GROSS MARGIN	4,053	3,698	8,068	7,204

OPERATING EXPENSES:
Research and development	785	759	1,572	1,494
Sales and marketing	1,132	1,093	2,234	2,164
General and administrative	222	195	447	390

Total operating expenses (a) (b) (c) (d)	2,139	2,047	4,253	4,048

OPERATING INCOME (a) (b) (c) (d)	1,914	1,651	3,815	3,156

Interest income	127	124	257	261
Other income, net (e)	17	51	4	52

Interest and other income, net (e)	144	175	261	313

INCOME BEFORE PROVISION FOR INCOME TAXES (a) (b) (c) (d) (e)	2,058	1,826	4,076	3,469
Provision for income taxes (f)	576	511	1,141	971

NET INCOME	$1,482	$1,315	$2,935	$2,498

Net income per share:
Basic	$0.23	$0.19	$0.45	$0.36

Diluted	$0.22	$0.18	$0.44	$0.35

Shares used in per-share calculation:
Basic	6,521	6,874	6,577	6,904

Diluted	6,652	7,110	6,713	7,110

A reconciliation between net income on a GAAP basis and pro forma net income is as follows:
GAAP net income	$1,400	$724	$2,796	$1,810
(a) In-process research and development	2	1	14	1
(b) Payroll tax on stock option exercises	3	7	4	9
(c) Amortization of deferred stock-based compensation	39	36	79	87
(d) Amortization of purchased intangible assets	57	60	117	122
(e) Gain on publicly traded equity securities	—	(85)	(53)	(85)
(f) Income tax effect	(19)	5	(22)	(13)
(g) Cumulative effect of accounting change, net of tax	—	567	—	567

Pro forma net income	$1,482	$1,315	$2,935	$2,498

For the three-month period ended October 30, 2004, pro forma net income and pro forma net income per share excluded the following items: in-process research and development of $12 million; payroll tax on stock option exercises of $1 million; amortization of deferred stock-based compensation of $40 million; amortization of purchased intangible assets of $60 million; gain on publicly traded equity securities of ($53) million and income tax effect of ($3) million.

Cisco Systems, Inc.

CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	January 29, 2005	July 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$2,473	$3,722
Short-term investments	3,291	4,947
Accounts receivable, net of allowance for doubtful accounts of $176 at January 29, 2005 and $179 July 31, 2004	2,278	1,825
Inventories	1,255	1,207
Deferred tax assets	1,881	1,827
Prepaid expenses and other current assets	792	815

Total current assets	11,970	14,343

Investments	10,761	10,598
Property and equipment, net	3,302	3,290
Goodwill	4,674	4,198
Purchased intangible assets, net	396	325
Other assets	2,722	2,840

TOTAL ASSETS	$33,825	$35,594

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$673	$657
Income taxes payable	1,397	963
Accrued compensation	1,219	1,466
Deferred revenue	3,657	3,527
Other accrued liabilities	2,126	2,090

Total current liabilities	9,072	8,703
Deferred revenue	990	975

Total liabilities	10,062	9,678

Minority interest	12	90

Shareholders’ equity	23,751	25,826

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$33,825	$35,594

Cisco Systems, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Six Months Ended
	January 29, 2005	January 24, 2004
Cash flows from operating activities:
Net income	$2,796	$1,810
Adjustments to reconcile net income to net cash provided by operating activities:
Cumulative effect of accounting change, net of tax	—	567
Depreciation and amortization	587	786
Provision for doubtful accounts	—	19
Provision for inventory	111	72
Deferred income taxes	(41)	120
Tax benefits from employee stock option plans	126	328
In-process research and development	14	1
Net (gains) losses and impairment charges on investments	(74)	(121)
Change in operating assets and liabilities:
Accounts receivable	(446)	(704)
Inventories	(157)	(131)
Prepaid expenses and other current assets	73	(2)
Lease receivables, net	(60)	(45)
Accounts payable	8	42
Income taxes payable	424	12
Accrued compensation	(252)	(70)
Deferred revenue	146	253
Other accrued liabilities	(7)	(348)

Net cash provided by operating activities	3,248	2,589

Cash flows from investing activities:
Purchases of short-term investments	(2,825)	(6,433)
Proceeds from sales and maturities of short-term investments	5,478	6,564
Purchases of investments	(7,541)	(10,501)
Proceeds from sales and maturities of investments	6,479	11,636
Acquisition of property and equipment	(290)	(393)
Acquisition of businesses, net of cash and cash equivalents	(553)	(67)
Change in investments in privately held companies	(110)	40
Other	93	83

Net cash provided by investing activities	731	929

Cash flows from financing activities:
Issuance of common stock	433	758
Repurchase of common stock	(5,706)	(4,034)
Other	45	58

Net cash used in financing activities	(5,228)	(3,218)

Net (decrease) increase in cash and cash equivalents	(1,249)	300
Cash and cash equivalents, beginning of period	3,722	3,925

Cash and cash equivalents, end of period	$2,473	$4,225

Note: Certain reclassifications have been made to prior period balances in order to conform to the current period’s presentation.

Cisco Systems, Inc.

ADDITIONAL FINANCIAL INFORMATION

(In millions)

(Unaudited)

	January 29, 2005	July 31, 2004
CASH AND CASH EQUIVALENTS AND TOTAL INVESTMENTS
Cash and cash equivalents	$2,473	$3,722
Fixed income securities	13,021	14,411
Publicly traded equity securities	1,031	1,134

Total	$16,525	$19,267

INVENTORIES
Raw materials	$68	$58
Work in process	415	416
Finished goods:
Distributor inventory and deferred cost of sales	379	316
Manufacturing finished goods	175	206

Total finished goods	554	522
Service-related spares	188	177
Demonstration systems	30	34

Total	$1,255	$1,207

PROPERTY AND EQUIPMENT, NET
Land, buildings, and leasehold improvements	$3,494	$3,429
Computer equipment and related software	1,216	1,120
Production, engineering, and other equipment	2,852	2,643
Operating lease assets	111	94
Furniture and fixtures	360	356

	8,033	7,642
Less, accumulated depreciation and amortization	(4,731)	(4,352)

Total	$3,302	$3,290

LEASE RECEIVABLES, NET (a)
Current	$226	$215
Noncurrent	272	231

Total	$498	$446

OTHER ASSETS
Deferred tax assets	$1,039	$1,130
Investments in privately held companies	403	354
Income tax receivable	690	690
Lease receivables, net	272	231
Other	318	435

Total	$2,722	$2,840

DEFERRED REVENUE
Service	$3,097	$3,047
Product	1,550	1,455

Total	$4,647	$4,502

Reported as:
Current	$3,657	$3,527
Noncurrent	990	975

Total	$4,647	$4,502

Note: Certain reclassifications have been made to prior period balances in order to conform to the current period’s presentation.

(a)	The current portion of lease receivables, net, is recorded in prepaid expenses and other current assets and the noncurrent portion is recorded in other assets in the Consolidated Balance Sheets.